EXHIBIT 2

                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005


                                  September __, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                           Re:      Public Service Company of Oklahoma
                                    Certificate of Notification to Form U-1
                                    Application (File No. 70-9055)

Dear Sirs:

                  We refer to the Form U-1 Application (File No. 70-9055) (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and the Certificate of Notification, dated September __, 1997, filed by Public Service Company of Oklahoma (the "Company"), an Oklahoma corporation and a wholly-owned electric utility subsidiary of Central and South West Corporation ("CSW"), a Delaware corporation and a registered holding company, and the Order (the "Order") of the Securities and Exchange Commission, dated July 29, 1997, approving the Application. The Application, Certificate of Notification and Order relate to the Company's request for authority under the 1935 Act to acquire (the "Acquisition") shares of common stock of SCIENTECH, Inc, an Idaho corporation. We have acted as special counsel for the Company in connection with the filing of the Application and the Certificate of Notification.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Company and other appropriate persons and statements contained in the Application and the Certificate of Notification.

                  Based  upon  the   foregoing,   and  having  regard  to  legal
considerations which we deem relevant and subject to the assumptions and conditions set forth below, we are of the opinion that:

                  1. The Acquisition has been consummated in accordance with the terms and conditions of the Application and the Order.

                  2. All state laws applicable to the Acquisition as described in the Application have been complied with.

                  3. The consummation of the Acquisition as described in the Application does not violate the legal rights of the lawful holders of any securities issued by the Company or any associate company of the Company.

                  In rendering the opinions hereinabove expressed, we have relied without independent verification upon the opinion of Doerner, Saunders, Daniel & Anderson with respect to the opinion set forth in paragraph 1 above, which subsumes knowledge of the fact of, and manner of, consummation of the Acquisition, and as to matters governed by the laws of the State of Oklahoma. We do not express any opinion as to matters governed by any laws other than the Federal laws of the United States of America, the laws of the State of New York and, to the extent hereinabove stated, the laws of Oklahoma in reliance upon said opinion of counsel to the Company.

                  We hereby consent to the use of this opinion as an exhibit to the Certificate of Notification.

                              Very truly yours,

                              /s/ Milbank, Tweed, Hadley & McCloy

                                 MILBANK, TWEED, HADLEY & McCLOY